Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Syms Corp
Secaucus, New Jersey

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (Nos. 2-9703, 333-44254 and 333-127399) of Syms Corp of our reports dated May 1, 2009, relating to the financial statements and the effectiveness of Syms Corp internal control over financial reporting which appears in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated May 1, 2009 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
New York, New York
May 1, 2009